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                                                                   EXHIBIT 99.1

                          DESCRIPTION OF CAPITAL STOCK

         Brooke Group Ltd.'s Restated Certificate of Incorporation, as amended, authorizes Brooke to issue 100,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 3, 2000, there are 21,989,782 shares of Brooke's common stock, and no shares of preferred stock, issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive such dividends as the Board of Directors may declare out of funds legally available for payment of dividends. In the event of a liquidation, dissolution or winding up of Brooke, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. The holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors may authorize the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series and for such consideration as the Board may determine and subject to certain restrictions, with such designations, preferences and rights, and such qualifications, limitations or restrictions, as the Board may determine with respect thereto by duly adopted resolution or resolutions. The issuance of preferred stock may delay, defer or prevent a change in control of Brooke without further action by the stockholders and may adversely affect the voting and other rights of holders of Brooke's common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.